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Exhibit 10(l)

[Computervision Logo Appears Here]                       Computervision
                                                         100 Crosby Drive
                                                         Bedford, MA 01730-1480





October 3, 1997


Mr. Eugene M. Bullis
32 River Meadow Place
West Newbury, MA 01985

Dear Gene:

On behalf of Kathy Cote, I am pleased to confirm to you the terms outlining the role and assignment of Chief Financial Officer for Computervision Corporation (the "Company").

You will be employed with the Company for an initial nine (9) month period ("Contract Term") which has been agreed and committed to by both you and Computervision. The Contract Term will commence on October 6, 1997 and can be extended if it is mutually agreed by both parties. Upon completion of the Contract Term or any such extension, you will voluntarily terminate with the Company and not be eligible for any Notification Pay, Severance Pay, or other benefits.

Additionally, upon the completion of the first six months of this assignment, this assignment could be altered if jointly agreed so that you become an "employee at will". At such time, your compensation would become equitable with other Management Committee members of the Company.

You will be paid an amount of $23,076.93 paid bi-weekly during the Contract Term. This salary will be guaranteed to you for the nine (9) month assignment. However, should you voluntarily terminate before the conclusion of this nine (9) month assignment or any such extension of the Contract Term, your compensation will end effective the date of your termination.

Subject to approval of the Compensation Committee of the Company, you will be granted an option to purchase 250,000 shares of Computervision common stock. The exercise purchase price will be the fair market value of the stock on the effective date of the grant which will be determined by the Compensation Committee at its next meeting. Your right to exercise the option will vest at the rate of 25% of the total shares granted per year over four years and is subject to the terms and conditions of the 1992 Stock Option Agreement. At the conclusion of the present Contract Term or any such extension or if you do not become a permanent employee, the Company agrees to establish a revised consulting role during which you will be paid a reasonable and customary daily rate for your services. During this consulting period, your unvested
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options would be allowed to continue vesting.  These shares and the vesting schedule are subject to the terms and conditions of the 1992 Stock Option Agreement. However, should you not complete the initial Contract Term, vesting will cease as of your Termination date.

Your key Projects/Areas of Focus will be the following:

       -  Secure a credit facility and finalize the transaction;
       -  Lead efforts for Cadillac due diligence;
       -  Continue cash conservation, expense management;
       -  Work other cash options fully for closure (i.e.: DLJ, CVSI note);
       - Lead efforts to reconcile and achieve NEON business model, restructuring impact, cash requirements;
       -  Develop longer term debt reduction strategy and plan;
       -  Develop a "Worst Case" scenario plan;
       -  Lead efforts to achieve G&A restructuring and new   model;
       - Develop communication of financial strategy for internal and external needs;
       - Manage the daily operations of both F&A and Business Operations organizations which include Treasury, Investor Relations, Controllership, Audit, Legal and Facilities.

You will be eligible to receive Medical and Dental benefits during the Contract Term through the Company's benefit program. By signing below, you acknowledge that you have waived any rights to Disability and Life Insurance.

This offer is conditioned upon your acceptance of the Computervision's Code of Conduct, which sets forth the guidelines for the business conduct of our employees, and execution of our Employee Agreement which provides for the protection of Computervision's propriety information, ownership of inventions, and post employment obligations. A copy of our Code of Conduct and the Employee Agreement are enclosed for your review.

This offer is also conditioned upon your not having any agreement with another employer. By signing below, you hereby certify that you are not a party to any such agreement and that your acceptance of this offer will not break any obligation to any other party. If you have such an agreement, please forward a copy to Anthony N. Fiore Jr., Vice President and General Counsel.

In compliance with the Immigration and Control Act, this offer is further conditional upon your submitting evidence of your identity and right to work in The United States. Please complete the enclosed I-9 form along with original or certified copies of "acceptable documentation" (as the terms are defined in the I-9 form).

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Should there be any questions concerning the provisions of this offer, please call me so we can resolve them. Please acknowledge your acceptance of the terms and conditions of this letter by signing and immediately returning a copy to me.

Gene, we look forward to working with you and welcome you to the Computervision team.

Very truly yours,


/s/ Jack Lane
Jack Lane
Vice President, Human Resources


Enc.


Accepted by:

/s/ Eugene M. Bullis
_________________________
    Eugene M. Bullis


Date: ____________________






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